EXHIBIT 5

                             STOCK OPTION AGREEMENT

     AGREEMENT made effective October 23, 1997 between INFONOW CORPORATION (hereinafter referred to as the "Company"), and Michael Johnson (hereinafter referred to as "Executive").

     WHEREAS, Executive is an important and valuable employee with recognized experience, and the Company deems it to be in its interest and in the interest of its shareholders to secure the services of Executive for the Company or such of its subsidiary companies as may be designated by the Company; and

     WHEREAS, the Company, as an incentive to Executive to remain in the employment of the Company or its subsidiaries and to increase his proprietary interest hi the Company, desires to enter into this Agreement with him containing the terms and conditions hereinafter set forth and to grant him a non-incentive option to purchase shares of the Common Stock of the Company.

     NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, for surrender of current compensation-related options representing the right to buy 257,243 shares of the Company's common stock and other good and valuable consideration, the parties agree as follows:

     1. Grant of Option. In consideration of the foregoing, the Company hereby grants to Executive the right and option (hereinafter referred to as "the option") to purchase 573,993 shares of the Company's common stock ("Shares") at $1.40 per share, which price is greater than or equal to the fair market value of the common stock on the date of the grant. Such option is exercisable as to 2/3rds of the shares on the date of issuance and as to l/18th of the remaining l/3rd of the total shares on each month anniversary thereafter, provided that as of each such date, the Executive is an employee or a member of the Board of Directors of the Company.

     1a. Grant of Additional Options. The Company shall also grant additional options to the Executive equal to 10.7% of options and warrants outstanding as of October 23,1997 listed in Exhibit A ("dilutive securities") that are exercised after October 23,1997. Such options shall be issued on the date such dilutive securities are issued and priced at the fair market value on the date of grant which shall be determined by the trailing ten (10) day average of the mean between the bid and the ask price of the Company's common stock. Such option is exercisable immediately upon issuance.

     All options are granted pursuant to, and are subject to the terms and conditions of the Company's 1990 Stock Option Plan, Amended and Restated as of March 28, 1997, a copy of which has been furnished to Executive. All granted options shall have a ten (10) year term. In the event that the Company is listed on the Vancouver Stock Exchange on October 1, 2002 and by such date, the Company has not achieved advanced board status, the option(s) will expire five (5) years from the date of issuance. In the event of death, disability or the termination of the Executive for other than cause, the underlying shares vested at the time of such termination shall remain exercisable until the expiration of the term of the option. The term "cause" in this agreement means your conviction of a felony, acts of fraud or flagrant dishonesty. All granted options shall vest immediately in the event there is a change in the control of the Company.

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     2. Method of Exercising Option. The option may be exercised, in full at one time or in part from time to time, by giving to the Company written notice to that effect. Within thirty (30) days after receipt of this written notice regarding exercise of the option and upon due satisfaction of all conditions pertaining to the option as set forth in this Agreement, the Company shall cause certificates for the number of Shares with respect to which the option is exercised to be issued in the name of Executive, or his executors, administrators, or other legal representatives, heirs legatees, next of kin, or distributes, and to be delivered to Executive or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributes. Payment of the purchase price for the shares with respect to which the options is exercised shall be made to the Company upon delivery of such stock, together with revenue stamps or checks in an amount sufficient to pay any stock transfer taxes required on such delivery. The Company shall give the person or persons entitled to the same at least five (5) day's notice of the time and place for delivery and for the payment of such purchase price.

     3. Conditions of Option. The option is subject to the following additional conditions:

     (a) The option herein granted to Executive shall not be transferable by Executive other than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him.

     (b) In the event that Employee becomes disabled (within the meaning of Section 22 (e)(3) of the Internal Revenue Code or any successor section), the option may be exercised by the Employee to the extent that it was exercisable on the date he ceased to be employed by the Company or any subsidiary on the last day of the 12th month from the date optionee (employee) ceases to be an employee from the date of termination of employment (but not later than its specified expiration date).

     (c) In the event of the Employee's death while so employed or within the period referred to in subparagraph (b) above, or the twelve (12) month period referred to in subparagraph (c) above, then such option may be exercised to the extent it was exercisable on the date of cessation of employment, by his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributes within one (1) year, but no later that one (1) year, after the date of at his death (but no later than the specified expiration date).

     4. Representation as to Investment. The exercise of such option and the delivery of the Shares subject to it will be contingent upon the Company being furnished by the Executive, his legal representatives, or other persons entitled to exercise such option with a statement in writing that at the time of such exercise it is his or their intention to acquire the Shares being purchased solely for investment purposes and not with a view to distribution.

     5. Notices. Any notice to be given by Executive as required by this Agreement shall be sent to the Company at its principal executive offices and any notice from the Company to Executive shall be sent to Executive at his address as it appears on the Company's books and records. Either party may change the address to which notices are to be sent by informing the other party in writing of the new address.

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     6. Restriction against Assignment. Except as otherwise expressly provided above, Executive agrees on behalf of himself and of his executors and administrators, heirs, legatees, distributes, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interest, and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Executive or any executor, administrator, heir, legatee, distributes, or other person claiming under Executive by virtue of this Agreement. Such rights, interest, or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

     7. The Company shall not amend the 1990 stock option plan in such a manner as to contravene the provisions of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized corporate officers, and Executive has hereunto set his hand and seal, as of the day and year first above written.



ATTEST:                                     INFONOW CORPORATION

BY:  /s/  Kevin Andrew                      BY:  /s/  Nahum Rand
   --------------------------               --------------------------------
          Kevin Andrew                                Nahum Rand
          Secretary                                   Chairman

     /s/  Michael W. Johnson
     ------------------------
          Executive